UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2009

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File Number)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of principal executive offices)	49424 (Zip Code)

Registrant’s telephone number, including area code (616) 820-1444

Not Applicable
(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry Into a Material Definitive Agreement.

As previously disclosed, Macatawa Bank Corporation (the “Company”) and Macatawa Bank entered into a Settlement and Release and Stock and Warrant Issuance Agreement and amendments (as amended, the “Settlement Agreement”) in connection with the legal proceedings related to Trade Partners, Inc. The legal proceedings related to Trade Partners and the Settlement Agreement are more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Company’s Current Report on Form 8-K dated January 30, 2009, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

The settlement with respect to a approximately 91% of the number of plaintiffs and the aggregate amount of their claims was completed and became effective on June 17, 2009, as described in Item 8.01 of the Company’s Current Report on Form 8-K dated June 16, 2009. The final amounts of the settlement payments are described in Item 8.01 of this Form 8-K.

In connection with the settlement, the Company and Registrar and Transfer Company entered into a Warrant Agreement dated June 16, 2009. The Warrant Agreement was attached as Exhibit 4.1 to the Current Report on Form 8-K dated June 16, 2009.

On July 27, 2009, the Company and Registrar and Transfer Company entered into an Addendum to the Warrant Agreement. The Addendum is attached as Exhibit 4.1 to this Current Report on Form 8-K. The Addendum identifies the number of warrants issued on June 17 and on July 27 and includes the form of warrant certificate for the warrants issued on July 27, 2009.

Pursuant to the Settlement Agreement and the Warrant Agreement the Company has issued warrants to purchase an aggregate of 1,478,811 shares of common stock of the Company (the “Warrants”). Warrants to purchase a total of 1,361,753 shares of common stock were issued on June 17, 2009, and Warrants to purchase a total of 117,058 shares of common stock were issued on July 27, 2009.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

On July 27, 2009, the Company issued the Warrants to purchase 117,058 shares of its common stock. The Warrants issued in the settlement were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(10) of the Securities Act. The Warrants were issued as part of the settlement in a transaction approved by courts of the United States and the State of Michigan. The approvals were received after a hearing on the fairness of the terms and conditions of the exchange, at which all plaintiffs had the right to appear and adequate notice was given. The shares of common stock underlying the Warrants will be registered under the Securities Act as described in the Warrant Agreement.

The Warrants have an exercise price of $9.00 per share (subject to certain adjustments for stock splits, stock dividends and certain other recapitalizations as described in the Warrant Agreement). The Warrants become exercisable following the later of (a) 366 days after the Warrants are issued, and (b) the effective date of the Registration Statement to register with the Securities and Exchange Commission the shares to be issued upon exercise of the Warrants. The Warrants have a term of five years from the date on which they become exercisable (subject to certain extensions described in the Warrant Agreement).

Item 8.01	Other Information.

On June 17, 2009, the Company received signed releases and completed the initial settlement with plaintiffs representing approximately 91% of the total number of plaintiffs and approximately 91% of the total dollar amount of all claims to be resolved (the “June Settling Plaintiffs”).  The Company paid the June Settling Plaintiffs an aggregate of $5.46 million in cash and issued them Warrants to purchase 1,361,753 shares of common stock at an exercise price of $9.00 per share.

On July 27, 2009, the Company completed a second settlement with additional plaintiffs representing approximately 8.7% of the total number of original plaintiffs (the “July Settling Plaintiffs”). The Company paid the July Settling Plaintiffs an aggregate of $451,766 in cash and issued them Warrants to purchase 117,058 shares of common stock at an exercise price of $9.00 per share.

Including both the June 17 and the July 27 settlements, the Company paid a total of $5.91 million for the cash portion of the settlement and issued Warrants to purchase a total of 1,478,811 shares of common stock at an exercise price of $9.00 per share. The Company’s insurers contributed $950,000 to the $5.91 million cash portion of the settlement.

Both the June 17 and the July 27 settlements were expensed in the second quarter and reduced the Company’s net income by approximately $3.60 million on an after-tax basis.

Following the June 17 and July 27 settlements, only 17 plaintiffs remain who have not settled with the Company out of the approximately 1,200 original plaintiffs. The settlements have resulted in the Company eliminating over 99% of its potential liability with respect to the Trade Partners litigation and any remaining potential liability is immaterial.

The Settlement Agreement did not contain any admission of liability or wrongdoing by the Company or Macatawa Bank.

9.01	Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are filed herewith:

4.1	Addendum to Warrant Agreement, dated as of July 27, 2009, between Macatawa Bank Corporation and Registrar and Transfer Company.

4.2	Form of Macatawa Bank Corporation Warrant Certificate for second series of warrants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 31, 2009	MACATAWA BANK CORPORATION (Registrant) By: /s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer